Exhibit 10.1

August 20, 2007

Patrick O’Shaughnessy
[redacted]

Dear Patrick,

It is my pleasure to offer you the position of Chief Financial Officer, reporting to me. Your start date would be August 21, 2007.

Patrick, your base salary will be $300,000 per year with an annual review. You will be eligible for our 2007 company pro-rated bonus with a minimum payment of $40,000, payable in February 2008.

In the future, our current executive bonus structure for this position is that target performance yields a 50% payout based on your annual salary and maximum payout would be 100% of your annual salary. The measures for your bonus, as approved and modified by the Compensation Committee, would be 50% tied to company financial performance and 50% individual performance.

On your start date, we will provide you an initial grant of 200,000 stock options with a three (3) year pro-rated vesting schedule as approved by the Compensation Committee.

Additionally, you will be named to a Board of Director seat pending approval by the Nominating and Governance Committee.

During your transition, we will provide a temporary apartment or hotel to meet your local housing needs. Additionally we will provide a full executive relocation package to you.

Patrick, I am excited about you joining the team. You will be instrumental in helping further shape and grow this business.

Sincerely,

/s/ Ken Compton

Ken Compton
President and Chief Executive Officer

I accept this offer:

/s/ Patrick O’Shaughnessy	8/21/07
Patrick O’Shaughnessy	Date